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                          [Baker & McKenzie Letterhead]




                                February 12, 1999


@Entertainment, Inc.
One Commercial Plaza
Hartford, CT 06103-3585

Dear Sirs:

     We have acted as United States federal income tax counsel to @Entertainment, Inc. (the "Company") in connection with the determination of the principal consequences under United States federal income tax law of the Company's proposed exchange of its 14.5% Series B Senior Discount Notes due 2009 for any and all of its outstanding 14.5% Senior Discount Notes due 2009 (the "Exchange Offer"), as more completely described in the Registration Statement dated February 12, 1999 (the "Registration Statement").

     As United States federal income tax counsel to the Company we have examined the Registration Statement and such other documents and records as we deemed necessary and relevant for rendering our opinion as to the principal United States federal income tax consequences of the Exchange Offer and of the holding and disposing of the notes. Unless otherwise defined herein, all terms used herein shall have the meanings assigned to them in the Registration Statement.

     On the basis of the foregoing, and assuming that all relevant documents have been, or will be, validly authorized, executed and delivered by all the relevant parties, we are of the opinion that, under present United States federal income tax laws, the principal United States federal income tax consequences to holders of the exchange of existing notes for new notes in the Exchange Offer and of the holding and disposing of the new notes are as described in the Registration Statement under the caption "United States Tax Considerations," subject to the limitations and qualifications set forth therein. Further, our opinion of the principal United States federal income tax consequences to holders of the exchange of existing notes for new notes in the Exchange Offer and of the holding and disposing of the new notes is set forth in the Registration Statement under the caption "United States Tax Considerations," and we hereby confirm our opinion as set forth therein.

     The foregoing is based on the United States Internal Revenue Code of 1986, as amended, regulations, rulings, administrative pronouncements and judicial decisions relating thereto as of the date hereof. Subsequent developments in these areas could have a material effect on this opinion.


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@Entertainment, Inc.
February 12, 1999
Page 2

     We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption "United States Tax Considerations" in the prospectus forming a part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.


                                        Respectfully submitted,

                                        /s/
                                        BAKER & McKENZIE




JOD/LGH/JRH